Exhibit 4.4

                                SERVICE AGREEMENT

               This Service Agreement is made this __ day of 2001

                                     between

                                 euro909.com A/S
                                 Toldbodgade 63
                               DK-1253 Copenhagen

                                       and

                   Bertel E. Jensen, Executive Vice President,
                                    Bygaden 5
                                DK-4040 Jyllinge

                                    Clause 1

The Executive Vice President has been employed since 1 April 1995 as the Executive Vice President of the Telepartner Group, now euro909.com.

This Service Agreement stipulates the terms and conditions effective from 1 July 2001. The Executive Vice President is registered with the Danish Commerce and Companies Agency as the responsible Executive Vice President of the Company.

                                    Clause 2

The Executive Vice President is responsible to the board of directors and shall report directly to the board of directors or to a person appointed by the board of directors.

The tasks of the Executive Vice President include all such tasks that pertain to a Executive Vice President.

                                    Clause 3

Transactions of unusual nature or of material importance to the Company shall be subject to special authority being granted to the Executive Vice President by the board of directors

                                    Clause 4

During the term of this Service Agreement, the Executive Vice President undertakes to devote all his efforts to the service of the Company, since the Executive Vice President works full-time in the Company and shall not be allowed to perform any activities that compete with the interests of the Company.


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The Executive Vice President may serve on the boards in competing enterprises, but any such office requires the prior consent by the board of directors of the individual companies.

Both during the term of this Service Agreement and after the termination hereof, the Executive Vice President shall maintain in strict confidence any information pertaining to the Company, requiring confidentiality, obtained during his performance of his duties.

The Executive Vice President must not incur indebtedness to the Company.

                                    Clause 5

The Executive Vice President shall be remunerated for his services by an annual remuneration in the amount of DKK 1,200,000.00 *** say total Danish Kroner one million two hundred thousand only***.

The remuneration is payable in arrear on the last day of every month with DKK 100,000.00.

The remuneration shall be adjusted once every year according to further agreement with the board of directors. First adjustment shall take place on 1 January 2002.

Furthermore, the Executive Vice President is granted the right to acquire a five year subscription right to ordinary shares in the Company at a quoted price that is equal to the annual gross remuneration of the Executive Vice President * 2 once a year. In connection with the Company's release for publication of its annual accounts (which shall be the date that the Company issues a press release of its annual results), the price of the subscription right shall be calculated as the average closing price for the share at NASDAQ over the latest 20 stock exchange days prior to the release for publication of the annual result.

In connection with the adjustment of the remuneration, the board of directors shall have regard to the operating result achieved.

The Company shall pay a pension contribution of 15% of the gross remuneration.

The Company shall pay an annual premium under a combined life assurance and full time accident insurance. The annual premium as at 1 January 2002 must not exceed max. DKK 100,000.00.

The Company shall make a company car available for the Executive Vice President and shall pay any expenses hereof. The Executive Vice President may use the company car for private use at the Company's expense.

Upon resigning from his position as Executive Vice President, the Executive Vice President shall be entitled to purchase the company car at the value at which it is booked in the Company's accounts.

The Company shall pay the Executive Vice President's expenses for telephone and two newspapers.

The Executive Vice President shall be entitled to adequate further education and training according to directions by the board of directors.


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The fiscal consequences of the remuneration provisions set out in this Service
Agreement and accessories hereto are no concern of the Company.

                                    Clause 6

The Executive Vice President's expenses in connection with travelling and representation, including private travelling and representation, in the service of the Company shall be reimbursed as per account rendered according to the directions set out by the board of directors.

Reimbursement of such expenses shall be applicable whether or not the Company has had any deductible operating costs for taxation purposes.

                                    Clause 7

The Executive Vice President shall be entitled to holidays according to the Holidays Act in force from time to time.

The Executive Vice President shall decide the time of taking his holidays in consultation with the board of directors and in the best interests of the Company.

The Executive Vice President shall not be paid any holiday allowance, but the Company shall pay the Executive Vice President DKK 50,000.00 in connection with his holidays.

                                    Clause 8

In addition to the annual remuneration of DKK 1,200,000.00 set out under Clause 5 hereof, the Executive Vice President shall be entitled to a bonus on profits to be calculated as 2.5% of the profits of the Group before taxation and otherwise made up according to the Company's normal rules.

                                    Clause 9

This Contract of Employment may be terminated by the Company at any time by giving 12 months' notice of termination and by the Executive Vice President by giving 6 months' notice of termination.

In case the Company might give the Executive Vice President notice of termination of this Service Agreement and the Executive Vice President owns shares in the Group, the board of directors shall actively work at selling the shares during the notice period if the Executive Vice President might so desire.

In the event that the Company gives the Executive Vice President notice of termination of this Service Agreement without the notice of termination is caused by the Executive Vice President's breach of contract, the Company shall pay the Executive Vice President a severance pay that is equal to 2 years' remuneration without the payment of any bonus on profits.

In the event of the sale of a holding of more than 50% of the nominal share capital, or in the event that the Company's board of directors/shareholders should carry through a considerable change of

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the Company's primary activities without the Executive Vice President approving hereof, the Executive Vice President shall be entitled to consider himself dismissed, cf. the provisions set out above.

In the event that the Executive Vice President dies during the term of this Service Agreement, the Company shall pay compensation to the deceased Executive Vice President's widow or minor children equal to 6 months remuneration and a pro-rata bonus on profits.

                                    Clause 10

The Executive Vice President shall observe a 3-year competition clause so that the Executive Vice President if the Executive Vice President gives notice of termination of this Service Agreement cannot either directly or indirectly participate in competitive activities

In case of any breach by the Executive Vice President of this competition clause, a restrictive injunction will be serviced without security, and the Executive Vice President shall pay an agreed penalty that is equal to one year's remuneration for any one breach hereof. The payment of the agreed penalty shall not exempt the Executive Vice President from paying damages according to the general law of damages.

                                    Clause 11

Any disagreement between the parties shall be settled by arbitration and the award shall be final and binding on both parties according to the Danish law on the Rules of Conciliation and Arbitration.


Copenhagen,         2001
------------------------------
euro909.com A/S
------------------------------
Bertel E. Jensen


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